                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO._____)*


                         HIBBETT SPORTING GOODS, INC.
    -----------------------------------------------------------------------
                               (NAME OF ISSUER)


                    COMMON STOCK, $ .01 PAR VALUE PER SHARE
    -----------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  428565 10 5
    -----------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The SK Equity Fund, L.P. (IRS ID No. 061312136)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         2,459,812

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,486,721
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          2,459,812

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,486,721

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,486,721
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SK Investment Fund, L.P. (IRS ID No. 061408409)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         26,909

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,486,721
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          26,909

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,486,721

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,486,721
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SKM Partners, L.P. (IRS ID No. 061301330)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         2,486,721

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,486,721
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          2,486,721

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,486,721

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,486,721
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saunders Karp & Megrue Partners, L.L.C. (IRS ID No. 061535862)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         2,486,721

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,486,721
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          2,486,721

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,486,721

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,486,721
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas A. Saunders, III (SS No. ###-##-####)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,486,721
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,486,721

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,486,721
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 7 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Allan W, Karp (SS No. ###-##-####)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,486,721
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,486,721

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,486,721
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 428565 10 5             13G                    PAGE 8 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John F. Megrue, Jr. (SS No. ###-##-####)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                         6,000*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                       2,492,721*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                          6,000*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                 2,492,721*

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,492,721*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            38.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            IN

------------------------------------------------------------------------------

*  See Note 2 to Item 4 below

Item 1(a)      Name Of Issuer:

               Hibbett Sporting Goods, Inc.  (the "Company")
               ---------------------------------------------

Item 1(b)      Address Of Issuer's Principal Executive Offices:

               451 Industrial Lane, Birmingham, Alabama 35211
               ----------------------------------------------

Item 2(a)      Name Of Person Filing:

               This statement is filed on behalf of the persons identified in
               Item 4 below. In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)      Address Of Principal Business Office Or, If None, Residence:

               For The SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P., Saunders Karp & Megrue Partners, L.L.C., Thomas
               A. Saunders, III, Allan W. Karp and John F. Megrue, Jr.:

                    Two Greenwich Plaza
                    Suite 100
                    Greenwich, CT  06830

Item 2(c)      Citizenship:

               Each of the persons filing this statement is a United States citizen or an organization created or governed under the laws of the State of Delaware.

Item 2(d)      Title Of Class Of Securities:

               This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e)      CUSIP Number:

               428565 10 5
               -----------

Item 3         If this statement is filed pursuant to Rules 13d-1(b), or 13d-
               2(b).

               Not Applicable

Item 4         Ownership:

               Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

               Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of The SK Equity Fund L.P. and the SK Investment Fund, L.P. (the "Funds"). Saunders Karp & Megrue Partners, L.L.C. (the "LLC"), is the general partner of the General Partner and Messrs. Saunders, Karp and Megrue are the managing members of the LLC, and Messrs. Saunders, Karp and Megrue may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all shares owned by the Funds.

               Note 2: In addition to the above mentioned ownership, Mr. Megrue holds 2,000 shares directly and 4,000 shares custodially for his sons.

Item 5         Ownership  Of Five Percent Or Less Of A Class:

               Not Applicable

Item 6         Ownership Of More Than Five Percent On Behalf Of Another Person:

               Not Applicable

Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

               Not Applicable

Item 8         Identification And Classification Of Members Of The Group:

               See Item 4 above

Item 9         Notice Of Dissolution Of Group:

               Not Applicable

Item 10        Certification:

               Not Applicable

                                  SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 1999

                                        THE SK EQUITY FUND, L.P.
                                        By:  SKM Partners, L.P., as
                                        General Partner

                                        By: /s/ Allan W. Karp
                                            -----------------
                                            Its:  General Partner

                                        SK INVESTMENT FUND, L.P.
                                        By:  SKM Partners, L.P., as
                                        General Partner

                                        By: /s/ Allan W. Karp
                                            -----------------
                                            Its:  General Partner

                                        SKM PARTNERS, L.P.

                                        By: /s/ Allan W. Karp
                                            -----------------
                                            Its:  General Partner

                                        SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.

                                        By: /s/ Allan W. Karp
                                            -----------------
                                            Its:  Managing Member

                                        /s/ Thomas A. Saunders, III
                                        ---------------------------
                                        Thomas A. Saunders, III

                                        /s/ John F. Megrue, Jr.
                                        -----------------------
                                        John F. Megrue, Jr.

                                        By: /s/ Allan W. Karp
                                            -----------------
                                            Allan W. Karp